EXHIBIT B
---------


     AGREEMENT made as of the ____ day of August, 1997 between Isramco, Inc., with offices at 575 Madison Avenue, New York, New York 10022 (the "Company") and Romulas Investment Ltd., with offices at Spaarneweg 14, 2142 En Cruquius-Holland ("Consultant").

     WHEREAS, the Company is presently actively engaged in the business of oil and gas exploration; and

     WHEREAS, the Company desires to receive the benefits of Consultant's knowledge, experience and ability and to retain the services of Consultant and Consultant desires to perform services for the Company hereinafter under the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, Consultant and the Company hereby agree as follows:

     1. Consulting Services. The Company hereby engages Consultant and Consultant hereby agrees to make Daniel Avner available to render at the request of the Company, certain independent advisory and consulting services to the best of his ability in compliance with all applicable laws, the Company's Articles of Incorporation and By-laws and under the terms and conditions hereof. Services rendered by Consultant hereunder may be made via telephone and via correspondence. It is understood that the services rendered shall be upon the request of the Company and shall be rendered at such time, in such manner and at such places as shall be reasonably convenient and consistent with Consultant's other business and personal commitments.

     2. Compensation. In consideration of Consultant's promise to perform the services for the Company as provided for in Section 1 hereof and as an inducement to enter into this Agreement, the Company shall pay to Consultant a consulting fee of Seven Thousand Five Hundred ($7,500) Dollars per month. All monthly payments shall be paid on or before the tenth (10th) day of each month with the first payment due August 10, 1997 and the first and last monthly payment shall be for a partial month then the payment due shall be prorated on a per diem basis.

     3. Expenses. (a) Consultant shall be reimbursed for all reasonable business expenses incurred by him during the Consulting Term (as hereinafter defined) in the performance of his services hereunder in compliance with the existing policies of the Company relating to reimbursement of such expenses. Consultant shall submit sufficient documentation of expenditures to the Company. If the Company has a Company automobile and a Company furnished apartment in Houston, that the Company will make said Company automobile and said Company furnished apartment available for the use of Consultant.

          (b) The Company shall reimburse Consultant for healthcare insurance premiums for Daniel Avner, not to exceed Three Hundred ($300.00) Dollars per month.

     4. Independent Contractor. It is expressed, understood and agreed that Consultant is acting as an independent contractor in performing his services hereunder. The Company shall carry no workmen's compensation insurance or any accident insurance to cover Consultant. The Company shall not pay any contribution to social security, employment insurance, federal and state withholding taxes.

     5. Term. This Agreement shall be in full force and effect for the period commencing July 28, 1997 and continuing up to and July 31, 1998 (the "Consulting Term").

     6. Death and Disability.  The compensation payable pursuant to the terms of
Section 2 hereof shall cease and shall terminate if Daniel Avner shall be unable to perform services by reason of illness or incapacity which exceeds thirty (30) consecutive days or upon the death of Daniel Avner.

     7. Termination Payment. This Agreement may be terminated by the Company on ninety (90) days' written notice and may be terminated by Consultant on thirty
(30) days' written notice. In the event Consultant's relationship is terminated by the Company, Consultant shall not be entitled to receive a severance payment.

     8. Severability. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, Consultant and the Company hereby agree that such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

     9. Binding Effect; Assignment. The terms and provisions of this Agreement shall be binding on and inure to the benefit of Consultant, the Company and their respective heirs, executors, administrators, legal representatives, successors and assigns. This Agreement shall require the personal services of Consultant and consequently, Consultant may not assign, pledge or encumber in any way all or part of his obligations under this Agreement without the prior written consent of the Company. The Company may assign its rights and obligations hereunder without the consent of Consultant. Notwithstanding the foregoing, the Company shall continue to act as a guarantor of its obligations hereunder.

     10. No Modification. No agreement, modification, or waiver or any provision of this Agreement, nor consent to any departure therefrom shall be effective unless the same shall be in writing and signed by the parties hereto.

     11. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Netherlands.

     12. Notices. All notices, consents, demands, requests, approvals and other communications which are required or may be given hereunder shall be in writing and be deemed to have been given, delivered or mailed, registered or certified, first class postage prepaid and/or telefax as follows:

                   If to Consultant:

                   Romulas Investment Ltd.
                   Attention:  Mr. Daniel Avner
                   Spaarneweg 14
                   2142 En Cruquius-Holland

                   If to Company:

                   Isramco, Inc.
                   Attention:  Mr. Haim Tsuff
                   575 Madison Avenue
                   New York, New York 10022

     13. Captions. The Section headings of this Agreement are included for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

     IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this instrument as of the day and year first above written.


                                Isramco, Inc.

                                By:  /s/  Haim Tsuff
                                   ---------------------------------------------
                                          Haim Tsuff, Chairman

                                Romulas Investment Ltd.

                                By:  /s/  Daniel Avner
                                   ---------------------------------------------
                                          Daniel Avner


                                      - 3 -